Exhibit 10.1

TRANSITION, RESIGNATION AND CONSULTING AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Transition, Resignation and Consulting Agreement and General Release of Claims (this “Agreement”) is entered into by and between J. A. (Alan) Townsend (“Executive”) and Rosehill Operating Company, LLC, a Delaware limited liability company (the “Company”). Rosehill Resources Inc., a Delaware corporation and parent of the Company (“Parent”), enters this Agreement for the limited purpose of acknowledging and agreeing to Sections 2(a)(iii) and 14 below.

WHEREAS, Executive currently serves as the President and Chief Executive Officer of Parent and the Company;

WHEREAS, Executive intends to resign from his employment with the Company effective as of the Resignation Date (as defined below);

WHEREAS, the Company seeks to retain Executive for a period of time, as set forth below, for the purpose of transitioning his duties prior to his resignation;

WHEREAS, the Company wishes for Executive to be available to provide certain consulting services, in the capacity of an independent contractor, following the Resignation Date, and Executive wishes to provide such services;

WHEREAS, the parties wish for Executive to receive severance pay and additional consideration as set forth in this Agreement, which pay and consideration is conditioned upon Executive’s timely execution (and non-revocation) of this Agreement and the Confirming Release (as defined below), and Executive’s compliance with the terms of this Agreement; and

WHEREAS, the parties wish to resolve any and all claims that Executive has or may have against the Company or any of the other Company Parties (as defined below), including any claims that Executive may have arising out of Executive’s employment or the end of such employment.

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

1.    Transition of Duties; Resignation from Employment. Between the date Executive signs this Agreement (the “Signing Date”) and a date mutually agreed upon by the Company and Executive, which date shall be on or before September 28, 2018 (such agreed upon date, the “Resignation Date”), Executive will assist the Company in transitioning the duties of the President and Chief Executive Officer positions and otherwise provide those services that the Board of Directors of Parent may request of him from time to time. Executive’s employment with the Company will end as of the Resignation Date, and, as of the Resignation Date, Executive will not have any further employment relationship with the Company or any other Company Party (as defined below). The end of Executive’s employment with the Company on the Resignation Date shall constitute, as applicable, an automatic resignation of Executive: (a)

as an officer of Parent and its direct and indirect subsidiaries including the Company (collectively, the “Company Group”); (b) from the Board of Directors of Parent; and (c) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Executive serves as such Company Group member’s designee or other representative.

2.    Separation Payment and Benefits.

(a)    Provided that Executive (i) executes this Agreement and returns it to Chris Wood, Corporate Attorney, at 16200 Park Row, Suite 300, Houston, Texas, 77084, so that it is received by Mr. Wood no later than May 1, 2018; (ii) provides the assistance and services described in Section 1 above; (iii) timely executes and returns the Confirming Release as set forth in Section 7 below (and does not exercise his revocation right described in the Confirming Release); and (iv) abides by each of Executive’s commitments set forth herein, then:

(i)	The Company will provide Executive with a total severance payment equal to $515,000, less applicable taxes and withholdings (the “Separation Payment”). The Separation Payment will be paid in a single lump sum on the Company’s first regularly scheduled payroll date that is on or after the date that is 30 days after the Resignation Date (the “Separation Payment Date”);

(ii)	The Company will provide Executive with an additional payment equal to the product of (A) $515,000 multiplied by (B) a fraction, the numerator of which is the number of days that have elapsed from January 1, 2018 through the Resignation Date and the denominator of which is 365, less applicable taxes and withholdings (the “STIP Payment”), which STIP Payment represents a prorated portion of the target amount of Executive’s 2018 short-term incentive program bonus. The STIP Payment will be paid in a single lump sum on the Separation Payment Date; and

(iii)

Effective as of the Resignation Date, Parent will cause a number of the outstanding equity-based awards in Parent and held by Executive (collectively, the “Awards”) to vest and become nonforfeitable in the following amounts: (A) 62,893 of the restricted stock units granted to Executive on November 9, 2017; (B) 46,649 of the restricted stock units granted to Executive on March 26, 2018; and (C) 46,649 of the performance share units granted to Executive on March 26, 2018 (representing approximately one-third of the target number of performance share units originally granted pursuant to such Award) (the restricted stock units and performance share units described in the foregoing clauses (A)–(C), collectively, the “Accelerated Awards”). The Accelerated Awards shall become fully vested and nonforfeitable as of the Resignation Date, and, on or before the Separation Payment Date, Parent shall deliver to

Executive a number of shares of Parent’s Class A common stock, par value $0.0001 per share (“Stock”), equal to the total number of shares of Stock subject to the Accelerated Awards in accordance with the settlement provisions of the grant notices and award agreements evidencing the grant of the Awards (collectively, the “Award Agreements”) and the applicable terms and conditions of the Rosehill Resources Inc. Long-Term Incentive Plan (as amended, supplemented or restated from time to time, the “Plan”).

The payments and benefits set forth in this Section 2 are referred to herein collectively as the “Separation Benefits”.

3.    Forfeiture of Unvested Awards. For the avoidance of doubt, effective as of the Resignation Date, (i) 62,894 of the restricted stock units granted to Executive on November 9, 2017; (ii) 93,297 of the restricted stock units granted to Executive on March 26, 2018; and (iii) 93,297 of the performance share units granted to Executive on March 26, 2018, which collectively represent the portion of the Awards that remains outstanding and unvested as of the Resignation Date after giving effect to Section 2(a)(iii), (and all rights arising from such portion of the Awards and from being a holder thereof) will terminate automatically without any further action by Parent, the Company or any of their respective affiliates and will be forfeited without consideration or notice.

4.    Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations. In entering into this Agreement, Executive expressly acknowledges and agrees that Executive has received all leaves (paid and unpaid) to which Executive has been entitled during Executive’s employment with the Company or any other Company Party, and Executive has received all wages, bonuses and other compensation, been provided all benefits and been afforded all rights and been paid all sums that Executive is owed or has been owed by the Company or any other Company Party, including all payments arising out of all incentive plans and any other bonus arrangements; provided, however, that if the Resignation Date is on or prior to June 1, 2018, the Company shall pay Executive two weeks’ vacation pay upon the Resignation Date. Notwithstanding the foregoing, Executive remains entitled to receive Executive’s current base salary (at the annualized rate of $515,000) and benefits for services performed between the Signing Date and the Resignation Date. For the avoidance of doubt, Executive acknowledges and agrees that Executive had no right to the Separation Benefits but for Executive’s entry into this Agreement and satisfaction of the terms herein.

5.    General Release of Claims.

(a)    For good and valuable consideration (including the Separation Benefits), Executive hereby forever releases, discharges and acquits the Company, Parent, each of their respective affiliates, and each of the foregoing entities’ respective past, present and future affiliates, shareholders, members, managers, partners, directors, officers, employees, fiduciaries, agents, attorneys, heirs, predecessors, successors and representatives, in their personal and representative capacities, as well as all employee benefit plans maintained by the Company, Parent or any of their respective affiliates and all fiduciaries and administrators of any such plans, in their personal and representative capacities (each a “Company Party,” and collectively, the “Company Parties”), from liability for, and Executive hereby waives, any and all claims, damages, or causes of action of any kind related to Executive’s employment or affiliation with any Company Party, the termination of such employment or affiliation, and any other acts or omissions related to any matter occurring or existing on or prior to the time that Executive executes this Agreement, whether arising under federal or state laws or the laws of any other jurisdiction, including (i) any alleged violation through such time of: (A) any federal, state or local anti-discrimination or anti-retaliation law, including Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, and Sections 1981 through 1988 of Title 42 of the United States Code, as amended, the Americans with Disabilities Act of 1990, as amended; (B) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (C) the Immigration Reform Control Act, as amended; (D) the National Labor Relations Act, as amended; (E) the Occupational Safety and Health Act, as amended; (F) the Family and Medical Leave Act of 1993; (G) the Texas Labor Code (including the Texas Payday Law the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act) and amendments to those laws; (H) any other local, state or federal law, regulation, ordinance or orders which may have afforded any legal or equitable causes of action of any nature; or (I) any public policy, contract, tort, or common law claim, including any claim for defamation, emotional distress, wrongful termination, fraud or misrepresentation of any kind; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim; (iii) any and all claims Executive may have under the Employment Agreement (as defined below) or any other agreement (including the Plan, the Award Agreements, or any offer letter), incentive or compensation plan or under any other benefit plan, program or practice; and (iv) any claim for compensation, damages or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b)    The Released Claims do not include any claims to the Separation Benefits or any rights that may first arise after the time that Executive executes this Agreement.

(c)    In no event shall the Released Claims include any claim to vested benefits under an employee benefit plan of the Company or Parent that is subject to ERISA (including any rights to vested benefits under health and retirement plans). Further notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or other governmental agency or participating in any investigation or proceeding conducted by the EEOC or other governmental agency or cooperating with such agency; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief as a result of such EEOC or other governmental agency proceeding or subsequent legal actions. Further, nothing herein waives Executive’s right to receive an award for information provided to a governmental agency.

(d)    Executive hereby represents and warrants that, as of the time Executive executes this Agreement, Executive has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or before any government agency or arbitrator for or with respect to a matter, claim or incident that occurred or arose out of one or more occurrences that took place on or prior to the Signing Date. Executive hereby further represents and warrants that Executive has not assigned, sold, delivered, transferred or conveyed any rights Executive has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.

6.    Executive’s Acknowledgements. By executing and delivering this Agreement, Executive expressly acknowledges that:

(a)    Executive has carefully read this Agreement;

(b)    Executive has had sufficient time to consider this Agreement before the execution and delivery to Company;

(c)    Executive has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Executive’s choice and Executive has had adequate opportunity to do so prior to executing this Agreement;

(d)    Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those stated within the four corners of this document; and Executive is signing this Agreement knowingly, voluntarily and of Executive’s own free will, and that Executive understands and agrees to each of the terms of this Agreement; and

(e)    No Company Party has provided any tax or legal advice regarding this Agreement and Executive has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Executive’s own choosing such that Executive enters into this Agreement with full understanding of the tax and legal implications thereof.

7.    Confirming Release. On the Resignation Date or within 21 days thereafter, Executive shall execute the Confirming Release Agreement that is attached as Exhibit A (the “Confirming Release”) and return the executed Confirming Release to the Company such that it is received by Chris Wood, Corporate Attorney, at 16200 Park Row, Suite 300, Houston, Texas, 77084, no later than the date that is 21 days after the Resignation Date.

8.    Affirmation of Restrictive Covenants; Permitted Disclosures. Executive and the Company are parties to that certain Employment Agreement by and between Executive and the Company, executed as of April 27, 2017 (the “Employment Agreement”), which includes certain confidentiality, non-solicitation and non-competition restrictive covenants. Executive expressly acknowledges and agrees that Sections 9, 10 and 11 of the Employment Agreement are enforceable in all respects and promises to abide by their terms. Notwithstanding the foregoing, nothing in this Agreement or the Employment Agreement shall prohibit or restrict Executive from lawfully (a) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (b) responding to any inquiry or legal process directed to Executive from any such governmental authority; (c) testifying, participating or otherwise assisting in an action or proceeding by any such governmental authority relating to a possible violation of law; or (d) making any other disclosures that are protected under the whistleblower provisions of any applicable law.

Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; (ii) is made to Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law; or (iii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement requires Executive to obtain prior authorization from the Company before engaging in any conduct described in this paragraph, or to notify the Company that Executive has engaged in any such conduct.

9.    Confidentiality. Executive shall keep the terms of this Agreement confidential and shall not directly or indirectly disseminate any information, in any form, regarding this Agreement to any person or entity except his attorney or tax or financial advisors, or as otherwise provided by law; provided, however, that prior to disclosure to his attorney or tax or financial advisors, Executive shall ensure that such advisors honor the confidentiality provisions herein.

10.    Mutual Non-Disparagement Covenant; Company’s Release of Claims. As a material inducement for the Company to enter into this Agreement, Executive agrees to refrain from making any statements (or permitting any statements to be reported as being attributed to him) that are critical, disparaging or derogatory about, or which injure the reputation of the Company, Parent or any other Company Party. Notwithstanding the foregoing, Executive may respond to subpoenas, provide testimony or otherwise provide evidence to the extent required by law. The Company shall instruct its directors, officers and human resource representatives not to make any statements (or permit any statements to be reported as being attributed to him) that are critical, disparaging or derogatory about, or which injure the reputation of Executive. Executive represents that he has not committed fraud, violated any accounting standards or violated any law impacting the Company or any other Company Party in his capacity as an officer or agent of any member of the Company Group. In express reliance on this representation, the Company agrees to release and forever discharge Executive from any and all matters, claims, charges, demands, damages, causes of action, debts, liabilities, controversies, judgments, and lawsuits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which may have arisen before the date of execution of this Agreement between Executive and the Company including, but not limited to, those arising out of Executive’s employment by the Company.

11.    Indemnification and Insurance Coverage. Nothing herein releases any Company Group obligations to Executive with respect to indemnification or insurance coverage for claims that may arise on or after the Signing Date.

12.    Entire Agreement. This Agreement, the Employment Agreement, that certain Indemnification Agreement by and among Executive and Parent and its subsidiaries and controlled affiliates, executed as of April 27, 2017, and, to the extent relating to the benefits described in Section 2(a)(iii) above, the Plan and the Award Agreements, constitute the entire agreement between the parties with respect to the matters herein provided. No modifications or waiver of any provision hereof shall be effective unless in writing and signed by each party.

13.    Consulting Services.

(a)    During the Consulting Period (as defined below), Executive agrees to provide consultation services to the Company in the capacity of an independent contractor, which services will include Executive providing consultation and advice as may be requested by the Board from time to time with regard to the business of the Company and the further transition of Executive’s duties and responsibilities (the “Services”). In providing the Services, Executive agrees to attend such meetings as the Board may reasonably require for communication of his advice and consultation. Executive shall coordinate the furnishing of the Services with representatives of the Board in order that such services can be provided in such a way as to generally conform to the business schedules and performance standards of the Company, but the method of performance, time of performance, place of performance, hours utilized in such performance, and other details of the manner of performance of Executive’s provision of the Services shall be within the sole control of Executive. During the Consulting Period, (i) Executive shall have the right to devote his business day and working efforts to other business and professional opportunities that do not interfere with his rendering of the Services to the Company or his other obligations to the Company; and (ii) Executive shall not be deemed to be an agent of the Company or have any power to bind or commit the Company or otherwise act on its behalf.

(b)    During the Consulting Period, Executive shall be an independent contractor and shall not participate in any pension or welfare benefit plans, programs or arrangements of the Company or any other Company Party unless such benefits are made available to Executive by operation of law and due to his former employment status with the Company. As an independent contractor, Executive shall be solely responsible for all taxes on the sums received by him pursuant to this Section 13, and Executive expressly agrees to pay and be responsible for making all applicable tax filings and remittances with respect to amounts paid to Executive pursuant to this Section 13 and to hold harmless the Company Parties for all claims, damages, costs and liabilities arising from Executive’s failure to do so.

(c)    In exchange for providing the Services set forth in Section 13(a) and for being available to do so, the Company shall pay Executive a consulting fee at the rate of $10,000 per complete calendar month (prorated for partial calendar months) that the Consulting Period is in effect.

(d)    Unless earlier terminated as provided hereunder, the “Consulting Period” shall be that period between the Resignation Date and the date that is two months after the Resignation Date; provided, however, that the Consulting Period, and Executive’s and the Company’s respective obligations under this Section 13, shall be terminated prior to the date that is two months after the Resignation Date upon any of the following: (i) the death or disability of Executive; (ii) the termination of the Consulting Period by the Company for Cause (as defined in the Employment Agreement); (iii) the termination of the Consulting Period by mutual agreement of the Company and Executive; or (iv) Executive’s exercise of his revocation right described in the Confirming Release.

14.    Governing Law and Jurisdiction. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of

Texas without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in the Houston, Texas. Executive irrevocably waives Executive’s right to object to or challenge the above selected forum on the basis of inconvenience or unfairness.

15.    Assignment. The Company has the right to assign this Agreement, but Executive does not. This Agreement inures to the benefit of the successors and assigns of the Company, who are intended third party beneficiaries of this Agreement.

16.    Headings; Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including exhibits, and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties.

17.    Third Party Beneficiaries. Each Company Party that is not a signatory hereto shall be a third-party beneficiary of Executive’s covenants, warranties, representations, and release of claims set forth in this Agreement and entitled to enforce such covenants, warranties, representations, and release of claims as if it, he or she was a party hereto.

18.    Return of Property. Executive represents and warrants that he has returned to the Company, or as of the Resignation Date he will have returned to the Company, all property belonging to the Company and any other Company Party, including all computer files and other electronically stored information, client materials, electronically stored information and other materials provided to Executive by the Company or any other Company Party in the course of his employment and Executive further represents and warrants that he has not maintained (or, after the Resignation Date, he will not maintain) a copy of any such materials in any form. Notwithstanding the foregoing, Executive shall be entitled to retain the laptop computer and cellular telephone (including the associated telephone number) that have been issued to him by the Company; provided, however, Executive agrees to cooperate with Parent and the Company in order to facilitate the removal of Company Group materials from those devices.

19.    No Waiver. No failure by any party at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

20.    Severability and Modification. To the extent permitted by applicable law, the parties agree that any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) of this Agreement invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such severance or modification shall be accomplished in the manner that most nearly preserves the benefit of the parties’ bargain hereunder.

21.    Withholding of Taxes and Other Deductions. The Company may withhold from any payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling.

22.    Counterparts. This Agreement may be executed in one or more counterparts (including electronic mail in portable document format (.pdf), facsimile or by any other electronic means intended to preserve the original graphic and pictorial appearance of the document), each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail shall have the same effect as physical delivery of the paper document bearing the original signature.

23.    Section 409A. Neither this Agreement nor the payments provided hereunder are intended to constitute “deferred compensation” subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and interpretive guidance issued thereunder (collectively, “Section 409A”), and this Agreement shall be construed and administered in accordance with such intent. Notwithstanding the foregoing, the Company makes no representations that this Agreement or the payments provided under this Agreement complies with or is exempt from the requirements of Section 409A and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

[Remainder of Page Intentionally Blank;

Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement with the intent to be legally bound.

J. A. (ALAN) TOWNSEND

/s/ J. A. (Alan) Townsend
J. A. (Alan) Townsend
Date:	May 2, 2018

ROSEHILL OPERATING COMPANY, LLC

By:	/s/ Chris Wood
Name:	Chris Wood
Title:	Corporate Attorney, Chief Compliance Officer and Secretary
Date:	May 2, 2018

With respect to Sections 2(a)(iii) and 14:

ROSEHILL RESOURCES INC.

By:	/s/ Chris Wood
Name:	Chris Wood
Title:	Chief Compliance Officer and Secretary
Date:	May 2, 2018

SIGNATURE PAGE TO

TRANSITION, RESIGNATION AND CONSULTING AGREEMENT AND

GENERAL RELEASE OF CLAIMS

EXHIBIT A

CONFIRMING RELEASE AGREEMENT

This Confirming Release Agreement (this “Confirming Release”) is that certain Confirming Release referenced in Section 7 of the Transition, Resignation and Consulting Agreement and General Release of Claims (the “Resignation Agreement”) entered into by and between J. A. (Alan) Townsend (“Executive”) and Rosehill Operating Company, LLC, a Delaware limited liability company (the “Company”) and, with respect to certain provisions thereof, Rosehill Resources Inc., a Delaware corporation (“Parent”). Capitalized terms used herein that are not otherwise defined have the meanings assigned to them in the Resignation Agreement.

1.    General Release of Claims.

(a)    For good and valuable consideration, Executive hereby forever releases, discharges and acquits each of the Company, Parent, each of their respective affiliates, and each of the foregoing entities’ respective past, present and future affiliates, shareholders, members, managers, partners, directors, officers, employees, fiduciaries, agents, attorneys, heirs, predecessors, successors and representatives, in their personal and representative capacities, as well as all employee benefit plans maintained by the Company or any of its affiliates and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Confirming Release Company Parties”), from liability for, and Executive hereby waives, any and all claims, damages, or causes of action of any kind related to, Executive’s employment or affiliation with any Confirming Release Company Party, the termination of such employment or affiliation, and any other acts or omissions related to any matter occurring or existing on or prior to the time that Executive executes this Confirming Release, whether arising under federal or state laws or the laws of any other jurisdiction, including (i) any alleged violation through such time of: (A) any federal, state or local anti-discrimination or anti-retaliation law, including the Age Discrimination in Employment Act of 1967, as amended (including as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, and Sections 1981 through 1988 of Title 42 of the United States Code, as amended, the Americans with Disabilities Act of 1990, as amended; (B) ERISA; (C) the Immigration Reform Control Act, as amended; (D) the National Labor Relations Act, as amended; (E) the Occupational Safety and Health Act, as amended; (F) the Family and Medical Leave Act of 1993; (G) any other local, state or federal law, regulation, ordinance or orders which may have afforded any legal or equitable causes of action of any nature (including the Texas Commission on Human Rights Act; Chapter 451 et seq. of the Texas Labor Code; the Texas Business and Commerce Code; the Texas Payday Act; the Texas Anti-Retaliation Act; Chapter 21 of the Texas Labor Code; the Texas Whistleblower Act; and amendments to the foregoing as well as any claims under local statutes and ordinances that may be legally waived and released); or (H) any public policy, contract, tort, or common law claim, including any claim for defamation, emotional distress, wrongful termination, fraud or misrepresentation of any kind; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Confirming Released Claim; (iii) any and all claims Executive may have under the Employment Agreement or any other agreement (including the Plan, the Award Agreements, or any offer letter), incentive or

EXHIBIT A-1

compensation plan or under any other benefit plan, program or practice; and (iv) any claim for compensation, damages or benefits of any kind not expressly set forth in this Confirming Release (collectively, the “Confirming Released Claims”). THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE CONFIRMING RELEASE COMPANY PARTIES.

(b)    The Released Claims do not include any claims to the Separation Benefits set forth in Section 2 of the Resignation Agreement or any rights that may first arise after the time that Executive executes this Confirming Release.

(c)    In no event shall the Confirming Released Claims include any claim to vested benefits under an employee benefit plan of the Company or another Confirming Release Company Party that is subject to ERISA (including any rights to vested benefits under health and retirement plans). Further notwithstanding this release of liability, nothing in this Confirming Release prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or other governmental agency or participating in any investigation or proceeding conducted by the EEOC or other governmental agency or cooperating with such agency; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief as a result of such EEOC or other governmental agency proceeding or subsequent legal actions. Further, nothing herein waives Executive’s right to receive an award for information provided to a governmental agency.

(d)    Executive hereby represents and warrants that, as of the time Executive executes this Confirming Release, Executive has not brought or joined any lawsuit or filed any charge or claim against any of the Confirming Release Company Parties in any court or before any government agency or arbitrator for or with respect to a matter, claim or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Executive signs this Confirming Release. Executive hereby further represents and warrants that Executive has not assigned, sold, delivered, transferred or conveyed any rights Executive has asserted or may have against any of the Confirming Release Company Parties to any person or entity, in each case, with respect to any Confirming Released Claims.

2.    Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations. In signing this Confirming Release, Executive expressly acknowledges and agrees that Executive has received all leaves (paid and unpaid) to which Executive has been entitled during Executive’s employment with the Company, Parent or any other Confirming Release Company Party, and Executive has received all wages, bonuses and other compensation, been provided all benefits and been afforded all rights and been paid all sums that Executive is owed or has been owed or ever could be owed by the Company, Parent or any other Confirming Release Company Party (with the exception of the Separation Benefits, if still not paid or provided), including all payments arising out of all incentive plans and any other bonus arrangements. Notwithstanding the foregoing, Executive remains entitled to receive, if still unpaid, any unpaid base salary for services performed in the pay period in which the Resignation Date occurred.

EXHIBIT A-2

3.    Executive’s Acknowledgments; Binding Effect. Executive has been advised, and hereby is advised in writing, to consult with an attorney of his choice regarding the form and content of this Confirming Release, and he represents that he has had a sufficient opportunity to do so and that he has read this Confirming Release carefully, and enters into the Confirming Release voluntarily and of his own free will. This Confirming Release and the releases and covenants contained herein shall be binding upon Executive, his heirs, executors, administrators, assigns, agents, attorneys in fact, attorneys at law, and representatives. This Confirming Release and the releases and covenants contained herein shall inure to the benefit of all Confirming Released Parties and each of their respective predecessors, successors, and assigns.

4.    Revocation Right. Notwithstanding the initial effectiveness of this Confirming Release, Executive may revoke the delivery (and therefore the effectiveness) of this Confirming Release within the seven-day period beginning on the date Executive executes this Confirming Release (such seven-day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be received by the Company, care of Chris Wood, Corporate Attorney, at 16200 Park Row, Suite 300, Houston, Texas, 77084, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, then the Separation Benefits shall not be provided to Executive pursuant to Section 2 of the Resignation Agreement, Section 13 of the Resignation Agreement shall be of no force or effect, this Confirming Release (including the release of claims set forth in this Confirming Release) shall be of no force or effect, and the remainder of the Resignation Agreement shall be in full force and effect.

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Signature Page Follows]

EXHIBIT A-3

J. A. (ALAN) TOWNSEND

J. A. (Alan) Townsend

Date:

SIGNATURE PAGE TO

CONFIRMING RELEASE AGREEMENT